EXHIBIT 16

                                 THE FLEX-FUNDS
                           TOTAL RETURN UTILITIES FUND
                        TOTAL RETURN COMPUTATION SCHEDULE


                                      1 YEAR           2.53 YEARS
                                      ------           ----------

Beginning Account Balances          $1,000.00          $1,000.00

Total Return                            28.68%             22.68%

Ending Redeemable Value             $1,286.80          $1,677.00


Formula Computation:

     1 Year:        $1,000(1 + .2868)       =   $1,286.80

     1.53 Years:    $1,000(1 + .2268)2.53   =   $1,677.00


The total return quotations represented above were computed for the periods ended December 31, 1997.